Exhibit 10.3

Equity Pledge Agreement

November 13, 2018

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Equity Pledge Agreement

Pledgor A: Xiaodong CHEN

ID Number: 350102196711020039

Address: Room 2605. No. 108 East Taojin Road, Yuexiu District, Guangzhou

Pledgor B: Shaohong CHEN

ID Number: 35010219610308002X

Address: Unit 1106, No.11, Mi Shu Heng Lane, Gulou District, Fuzhou, Fujian Province

Pledgor C: Juanjuan CAI

Identification Number: 35010219660803036X

Address: Room 2605, No. 108 East Taojin Road, Yuexiu District, Guangzhou

Pledgor D: Weiling ZHANG

Identification Number: 410121197307080523

Address: Unit 1#1005, No.563 Tian He Lane, Tianhe District, Guangzhou, Guangdong Province

Pledgee: Xiamen Duwei Consulting Management Co., Ltd.

Legal Representative: Xiaodong CHEN

Address: Room A-2, Unit 3, Floor 8, Building D, Xiamen International Shipping Center, No.97 Xiangyu Road, Administration of Xiamen Area of China (Fujian) Pilot Free Trade Zone

Target Company: Fujian Blue Hat Interactive Entertainment Technology Ltd. (the "Target Company")

Legal Representative: Xiaodong CHEN

Address: Room 402, Floor 4, Industrial Design Center, Cross-Strait Longshan Culture Creative Industry Park, No.84, South Longshan Road, Siming District, Xiamen

(Pledgor A, Pledgor B, Pledgor C and Pledgor D together as the "Pledgor")

Whereas:

1.	The Target Company is a company limited by shares incorporated lawfully and existing validly within the territory of the People's Republic of China. As shareholders of the Target Company, Pledgor A holds 67.21% shares of the Target Company, Pledgor B holds 27.31% shares of the Target Company, Pledgor C holds 3% shares of the Target Company and Pledgor D holds 2.48% shares of the Target Company.
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2.	The Pledgee is a wholly foreign-owned enterprise incorporated lawfully and existing validly in accordance with the laws of the People's Republic of China and provides technical support, strategic consulting and other relevant exclusive business cooperation services to the Target Company as an important partner of the Target Company. The Pledgee, the Target Company and Pledgor have signed the documents listed in the Appendix 1 of this Agreement, including Exclusive Business Cooperation Agreement (the "Cooperation Agreement") and Call Option Agreement (the "Option Agreement").
3.	In order to guarantee the Target Company and the Pledgor perform the following obligations and corresponding rights of the Pledgee:
3.1	Obligations of the Target Company and the Pledgor under the Cooperation Agreement and the Option Agreement;
3.2	All charges collected by the Pledgee under the Cooperation Agreement from the Target Company (the "Service Charge");
3.3	The Pledgor's debts to the Pledgee due to the Pledgee's loan to the Pledgor (the total amount of loan, regardless of the installment);

The Pledgor leaves all the equity held by them in the Target Company as a pledge, so as to guarantee Pledgee's interests stipulated in the above mentioned obligations.

Now therefore, through mutual consultation, the parties have reached the following agreements:

Article 1 Definition

Unless otherwise provided or otherwise required in the clauses herein, the expressions below shall have the following meanings throughout this Agreement:

1.1	"Equity" means the shares legally owned and disposed by the Pledgor in the Target Company. Pledgor A holds 67.21% shares of the Target Company, Pledgor B holds 27.31% shares of the Target Company, Pledgor C holds 3% shares of the Target Company and Pledgor D holds 2.48% shares of the Target Company.
1.2	"Guaranteed Debt" means all of the liabilities and debts(nevertheless existing or potential, direct or indirect, single in any time or accumulated due) to be borne by the Target Company and the Pledgor to the Pledgee under the Cooperation Agreement and the Option Agreement, including but not limited to the service fee, interest, penalty, compensation and expenses of realization of creditor's right to be borne by the Target Company and the Pledgor and the damage and other payable expense caused to the Pledgee by the Target Company or the Pledgor for breaching of this Agreement; and the
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Pledgor's debts to the Pledgee due to the Pledgee's loan to the Pledgor (the total amount of loan, regardless of the installment).

1.3	"Event of Default" means any situation listed in Article 7 of this Agreement.
1.4	"Notice of Breach of Contract" means the notice issued by the Pledgor announcing the Event of Default in accordance with this Agreement.

Article 2 Pledge

2.1       Pledge

The Pledgor hereby pledge all of the Pledgor' s right, title and interest (collectively, the "Pledged Interests") in relation to its shares in the Target Company to the Pledgee as collateral for the payment and performance of the Guaranteed Debt, The pledge right (the "Pledge Right") refers to the right of the Pledgee to receive preferential payment in accordance with the laws of the PRC in the way of converting into money with the Pledged Interests or for the auction or sale of the Pledged Interests in case of any event of default.

2.2       Term of the Pledge

The pledge shall come into force from the date on which the Pledge of the Pledged Interests is recorded under the Target Company's register of shareholders and is registered with competent administration for industry and commerce of the Target Company until all of the liabilities and debts have been fulfilled any paid completely (the "Pledge Period").

2.3       Dividends

Without prior written consent of the Pledgee, the Pledgor could not procure the Target Company to distribute dividends to the Pledgor, and the Target Company could not take the initiative to distribute dividends to the Pledgor. The Pledgor agrees to deposit any dividends agreed to be distributed from the Target Company to the bank account designated by the Pledgee. The account is supervised by the Pledgee and, in the circumstances permitted by Chinese law, in the event of a default event, the Pledgee may decide at its own discretion to reimburse the Guaranteed Debt for such dividends.

2.4	The scope of the Pledge: The scope of the pledge of this Agreement includes all Guaranteed Debt.

Article 3 Registration

3.1       Pledge Right Record

Within 3 days after signing of this Agreement, the Pledgor shall procure the Target Company and the Target Company shall record the pledge in the Target Company's register of shareholders and update the equity certificate to indicate the details of the

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pledge. Within 7 days from signing of this Agreement, the Pledgor shall procure the Target Company and the Target Company shall deliver the updated register of shareholders and equity certificate to the Pledgee, and the Pledgee shall keep such documents during the Pledge Period.

3.2       Change of Record

If there is any change in the records of the pledge and the record needs to be changed according to law, the Pledgor and the Pledgee shall change the corresponding record within 15 days from the date of such change.

3.3       Registration

The Pledgor shall procure the Target Company and the Target Company shall complete the registration of the equity pledge with competent administration authority for industry and commerce of the Target Company within 30 days after signing of this Agreement.

Article 4 Representation and Warranty

4.1       Representations and Warranties of Each Party

Each party represents and warrants to the other party:

(1)	It has all requisite power, capability and authority to execute this Agreement and perform its obligations and liabilities under this Agreement. This Agreement constitutes the legally valid and binding obligation to the party and is enforceable against the party in accordance with its terms upon execution.
(2)	The execution, delivery or performance of this Agreement will not (i) lead to violation of any law of the PRC; (ii) conflict with the by-law or other constitutional documents; (iii) lead to breach of or default under any contract or document to which it is a party or which has binding force upon it; (iv) lead to breach of any conditions on the basis of which any permit or approval is issued to any party hereto and (or) maintenance thereof.
(3)	The information provided by itself or its agents, employees or representatives to the other party is true, complete, accurate and no misleading in all material respect.

4.2       Additional Representations and Warranties by the Target Company and the Pledgor

The Target Company and the Pledgor additionally represent and warrant that:

(1)	The Pledgor is the sole and legal owner of the Equity and the capital contribution to the Target Company by the Pledgor has been fully paid up.
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(2)	Other than the Pledgee's Pledge Right, the Equity has no other right burden. The Pledgee shall be kept from any intervention of any other parties when exercising the Pledge Right.
(3)	There is no pending or potential litigations, arbitrations or other administrative proceedings related to the Equity.
(4)	No further consent, permit, approval and filing from any PRC authority is required to effectuate or enforce this Agreement other than those which have been stipulated under this Agreement.

Article 5 Covenants of the Pledgor

5.1       Interests of the Pledge Right

The pledger hereby covenants to the Pledgee during the validity of this Agreement that:

(1)	The Pledgor is prohibited to transfer the Pledged Interests without prior consent of the Pledgee unless transferring the shares to the Pledgee or the party designated by it according to the Option Agreement, or to set up or allow existing of any right burden that may affect the Pledgee's right and interest or to procure the shareholders meeting of the Target Company pass a resolution with respect to sale, transfer, pledge or otherwise disposing of any Equity or allowing any other rights to be imposed thereon.
(2)	Observe and enforce all laws and regulations concerning pledge rights. Upon receipt of a notification, order or decision issued or formulated by a competent authority in relation to the Pledge Rights under this Agreement, the said notice, order or decision shall be presented to the Pledgee within 5 days, and shall comply with such notice, instruction or decision or the reasonable request of the Pledgee or consent of the Pledgee to make objections and statements regarding such notice, directive or decision
(3)	Notify the Pledgee of any events or notices that may affect the Pledge Rights of the Pledgee or any part thereof, any changes in the representations, warrants or covenants made by the Pledgor under this Agreement, and any event or notices that may affect the representations, warrants or covenants made by the Pledgor under this Agreement.

5.2       No Interference

The Pledgor undertakes that the Pledgee shall have the right to exercise the Pledge Rights in accordance with the terms of this Agreement and shall not be interrupted or interfered by the Pledgor, its accessor or any other person in any form.

5.3       Exercise of Right

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The Pledgor guarantees to the Pledgee that in order to achieve the guarantee for the Guaranteed Debt under this Agreement, the Pledgor will properly sign and procure other parties interested in the Pledge Interests to sign any certificate, contract or any document required by the Pledgee and/or perform or procure such interested parties to perform any of the acts required by the Pledgee, and to use their best efforts to facilitate the exercise of the rights and authorizations of the Pledgee under this Agreement.

Article 6 Compensation

6.1	If any of the representations or warranties made by any party under Article 4 become untrue or inaccurate, the relevant party shall promptly notify other parties in writing and shall provide remedies according to reasonable requests made by the other parties. Each party agrees to indemnify any other party the debts, obligations, compensation, fines, awards, litigation, cost, expenses and disbursements which are arising from or relating to any untruthfulness or inaccuracy in the representations and warranties made under Article 4 or because of any breach of agreement or provision under this Agreement

Article 7 Event of Default

7.1       Event of Default

Each of the followings shall be deemed an Event of Default:

(1)	The Target Company cannot pay or perform any Guaranteed Debt or breaches of any clauses under the Cooperation Agreement or the Option Agreement;
(2)	The Target Company or the Pledgor does not record the pledge on the Target Company's resistor of shareholders in accordance with Article 3 and does not register the pledge with competent administration authority for industry and commerce of the Target Company;
(3)	Any representation or warranty made by the Pledgor herein contains material misrepresentation or error, or the Target Company or the Pledgor otherwise breaches any of the representation or warranty under Article 4 of this Agreement;
(4)	The Pledgor breaches the covenants under Article 5 of this Agreement;
(5)	The Target Company and the pledger breaches any other clause under this Agreement;
(6)	The pledger abandons the Pledged Interests or part of it or transfers the Pledged Interests or part of it without obtaining prior written consent from the Pledgee (except for the transfer permitted under this Agreement);
(7)	Any external borrowing, guarantee, compensation, commitment or other debt responsibility of the Pledgor is required to be repaid or performed ahead of schedule due to breach or cannot be repaid or performed as scheduled and
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consequently the Pledgee has reason to doubt that the capability for the Pledgor to fulfill its obligation under the agreement has been affected;

(8)	An unfavorable change in the property owned by the Pledgor has resulted in the Pledgee's reasonable doubt that the Pledgor's capability to fulfill its obligations under this Agreement has been affected;
(9)	The successor or escrow agent of the Target Company or the Pledgor refuses to perform or can only partially perform the Guaranteed Debt;
(10)	This Agreement becomes illegal due to promulgation of relevant law and regulations or the Pledgor cannot continue to perform its obligations under this Agreement;
(11)	The withdrawal, suspension, invalidation or substantive modification has occurred to any consent, permit, approval or authorization necessary for the effective or enforceable of this Agreement the Pledge Rights.
(12)	The Pledgee cannot exercise the Pledge Rights or dispose of the Pledged Interests in accordance with this Agreement.

7.2       The Pledgor's Notification

The Pledgor shall notify the Pledgee in writing immediately in case of any Event of Breach or a situation that may lead to any Event of Breach.

7.3       Consequence of Breach

After any Event of Breach occurs, unless it is satisfactorily resolved by the Pledgee, the Pledgee may notify the Pledgor in writing of the Event of Breach at any time after or at the time the Event of Breach occurs. The Target Company shall immediately pay the arrears and other payables under the entire Cooperation Agreement and the Option Agreement or exercise the Pledge Rights in accordance with the provisions of this Agreement and as permitted by Chinese law.

Article 8 Exercising of Pledge

8.1       Exercising of Pledge

Subject to the provisions of Clause 7.3 and as permitted by Chinese law, the Pledgee may exercise its right to dispose of the Pledge Interests at any time following the issuance of a notice of Event of Breach under Clause 7.3 or at any time after the issuance of the notice of Event of Breach. Where permitted by Chinese law, the Pledgee has the right to dispose of all or part of the Pledged Interests under this Agreement (including but not limited to agreements with the Pledgor or legally auctioned or sold off in accordance with legal procedures and to receive priority compensation. Until the Guaranteed Debt is paid off.

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The Pledgor waives the right it may have to the Pledgee to demand the income from disposal of any Pledged Interests.

8.2       Assistance of the Pledgor

When the Pledgee disposes of the Pledged Interests pursuant to this Agreement, the pledgor shall not set up any obstacles, and shall assist the Pledgee at the request of the Pledgee to ensure that the Pledgee realizes its Pledge Rights.

Article 9 Cost and Expense

9.1       Payment of Cost and Expense

All actual costs and expenses relating to the pledges under this Agreement and this Agreement, including but not limited to legal fees, stamp duties, and any other taxes, fees, etc. shall be borne entirely by the pledgor. If any legal requirement requires the Pledgee to pay such fees and expenses, the pledgor shall compensate for all of the fees and expenses paid by the Pledgee.

9.2       Consequence of Failure of Payment

If the pledgor fails to pay any fees or expenses due to it in accordance with the provisions of this Agreement or any other reason causes the Pledgee to take any recourse from it, the pledgor shall bear all the fees (including but not limited to various legal fees, taxes, management fees, etc.) arising therefrom.

Article 10 Confidentiality

10.1     General Obligation

Within 5 years after the expiration of this Agreement and after termination of this Agreement for any reason, without prior consent of the parties, either party shall be responsible for any oral or written information obtained by this Agreement and any other party from the other parties in performing this Agreement (the "Confidential Information") is confidential and may not disclose any Confidential Information to any other person.

10.2     Disclosure to the Recipients

In order to achieve the purpose of this Agreement, each party may disclose the Confidential Information to its directors, supervisors, senior officers, managers, partners, employees and legal, financial and professional advisors (collectively referred to as the 'Recipients") on a need-to-know basis.

10.3     Obligations of the Recipients

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The parties shall ensure that their respective Recipients are aware of and comply with all their confidentiality obligations under this Agreement, as if the recipient were a party to this Agreement.

10.4     Exceptions

The Clause 10.1 shall not apply to:

(1)	The Confidential Information which is already in the public domain or comes into the public domain otherwise than by a breach of any obligation of confidentiality; or which
(2)	Disclosures by either party in accordance with the requirements of any applicable law, regulation, any regulatory department or any applicable rules of any stock exchange, but such disclosure is limited to the scope of such regulations or requirements and is feasible under the circumstances, other parties should be given the opportunity to review the contents of the disclosure and provide comments on the disclosure before disclosure;
(3)	Disclosures by any party pursuant to any governmental regulation or judicial or regulatory process or in any judicial, regulatory or arbitral proceedings in any legal proceedings, proceedings or proceedings arising out of or in connection with this Agreement, but relevant disclosures are limited to the scope of these requirements or procedural requirements, and where feasible, other parties are given the opportunity to review the disclosure and provide comments on the disclosure before disclosure.

Article 11 Term and Termination

11.1     Term

The agreement comes into forces upon execution by authorized representative on the date first above written. The agreement shall be terminated upon the date of expiration of the pledge unless it is terminated prior to its expiration date by the Pledgee according to clause 11.2 or it is terminated with prior written agreement by the parties.

11.2     Termination

The Target Company and the pledgor shall not terminate this Agreement in any circumstance for any reason. The Pledgee may at its own discretion terminate the agreement upon a 1-month prior written notice.

11.3     Actions after Termination

The other parties are not entitled to claim any right to the Pledgee for any loss (including loss of business or profits) suffered by the termination of this Agreement for any reason. Termination of this Agreement does not infringe any rights or remedies of any party prior

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to termination and does not affect the performance by any party of any of its obligations prior to the termination of this Agreement.

11.4     Continue to be Effective

The Article 6, 9, 10 Clause 11.3-11.4, Article 12, Clause 13.1-13.3 and Clause 13.8-13.10 shall remain valid after the termination of this Agreement.

Article 12 Notice

12.1	Unless there is a written notice to change the address specified in the preamble of this Agreement, any notices by the Parties hereunder shall be sent by hand delivery, facsimile, registered mail to the addresses. If the notice is sent by registered mail, the receipt date recorded on the mail receipt shall be deemed as the service date. If it is delivered by hand or by fax, the date of delivery shall be deemed as the service day. If it is delivered by fax, the original should be sent to the above address by registered mail or delivered by hand immediately after the facsimile notice is served.

Article 13 Miscellaneous Provisions

13.1     Governing Law

The signing, interpretation, performance and termination of this Agreement, shall be governed by and interpreted in accordance with the laws of the People's Republic of China.

13.2     Settlement of Disputes

Any dispute arising out of the interpretation and performance of any terms of this Agreement shall be settled by the parties through bona fide negotiation. Should the parties cannot reach an agreement to resolve the dispute with 30 days after a party submits the request of dispute negotiation, either party has the right to submit the dispute to Xiamen Arbitration Committee, where 3 arbitrators will settle the dispute according the arbitration rules of the Committee that are in force at that time. The arbitration language is Chinese. The award shall be final and binding on all parties. The arbitration fees shall be borne by the losing party unless otherwise specified by the arbitration tribunal.

13.3     Severability

If one or multiple provisions of this Agreement are determined to be invalid, illegal or unenforceable in any way according to any laws and regulations, the relevant provisions shall be deemed severable from this Agreement, and the effectiveness, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way. Both parties shall endeavor to negotiate in the principle of good faith to replace the invalid, illegal or unenforceable provisions with valid regulations and their economic effects shall be as close as possible to the original economic effect of the invalid, illegal or unenforceable provisions.

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13.4     Waiver

Any failure of any party to exercise or timely exercise any right, power or remedy under this Agreement shall not be deemed as a waiver, and any exercise of the relevant rights, power or remedy at any one time will not prevent the further exercise of such rights, power or remedy or exercise any other right, power or remedy. Without limiting the foregoing, any party waving any other party's violation of any provisions of this Agreement shall not be deemed to have waived any later violation of this provision or any other provision of this Agreement.

13.5     Transfer Restriction

This Agreement is binding on all parties and their successors and approved transferees. After informing other parties in advance, the Pledgee may transfer its rights and obligations under this Agreement to any person it designates. Also, the Pledgee may at any time transfer all or any of its rights and obligations under the Cooperation Agreement and the Option Agreement to its designated person (the "Assignee"), in which case the Pledgee may assign the rights and obligations that the Pledgee enjoys and assumes under this Agreement shall be enjoyed and assumed as if it were a party to this Agreement. After the above transfer results in the change of the Pledgee, the parties shall update the relevant records and registrations under Article 3 of this Agreement. Without the prior written consent of the Pledgee, other parties may not transfer any of their rights and obligations under this Agreement.

13.6     Integrity of this Agreement

The agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and replaces all oral and/or written agreement, understanding and arrangements of the parties prior to the conclusion of this Agreement.

13.7     Amendment

Any amendments and supplement to this Agreement shall be made in writing by the parties. Any modification or supplement to this Agreement duly executed by the parties constitutes an integral part of this Agreement and shall have the same legal validity as this Agreement.

13.8     Titles

The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13 9    Appendix

The appendix of the agreement is the integral part of this Agreement and shall have the same legal validity as this Agreement.

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13.10   Copies

This Agreement may be executed in one or more counterparts and all of which together shall constitute the same one instrument with equal legal validity.

(The following is signature page without content of agreement)

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In witness whereof, both parties have caused this Agreement to be executed by their respective authorized representatives on the date first above written.

Pledgee:

(Common Seal)

Authorized Representative (Signature): /s/ Xiamen Duwei Consulting Management Co., Ltd.

Pledgor A:

(Signature): /s/ Xiaodong Chen

Pledgor B:

(Signature): /s/ Shaohong Chen

Pledgor C:

(Signature): /s/ Juanjuan Cai

Pledgor D:

(Signature): /s/ Weiling Zhang

Target Company:

(Common Seal)

Authorized Representative (Signature): /s/ Fujian Blue Hat Interactive Entertainment Technology Ltd.

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APPENDIX I

1.       Exclusive Business Cooperation Agreement (signed on November 13, 2018)

2.       Call Option Agreement (signed on November 13, 2018)